Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Federal Signal Corporation 2005 Executive Incentive Compensation Plan (2010 Restatement) of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Federal Signal Corporation, and the effectiveness of internal control over financial reporting of Federal Signal Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Chicago, Illinois
August 3, 2010